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                                                                     EXHIBIT 12d

                            PSEG ENERGY HOLDINGS LLC
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

                                                            For the Years Ended
                                                                December 31,
                                                   --------------------------------------
                                                    2004    2003    2002     2001    2000
                                                   -----   -----   ------   -----   -----
                                                         (Millions, except ratios)
Earnings as Defined in Regulation S-K (A):

Pre-tax Income (Loss) from Continuing Operations   $ 185   $ 261   $ (365)  $ 237   $ 183
Loss/(Income) from Equity Investees, Net of
   Distributions                                      78      60       (2)    (59)    (16)
Fixed Charges                                        260     231      231     199     161
Capitalized Interest                                  (2)    (10)     (12)    (13)    (21)
                                                   -----   -----   ------   -----   -----
Total Earnings                                     $ 521   $ 542   $ (148)  $ 364   $ 307
                                                   =====   =====   ======   =====   =====

Fixed Charges as Defined in Regulation S-K (B)

Interest Expense                                   $ 259   $ 230   $  229   $ 196   $ 158
Interest Factor in Rentals                             1       1        2       3       3
                                                   -----   -----   ------   -----   -----
Total Fixed Charges                                $ 260   $ 231   $  231   $ 199   $ 161
                                                   =====   =====   ======   =====   =====
Ratio of Earnings to Fixed Charges (C)              2.00    2.35    (0.64)   1.83    1.91
                                                   =====   =====   ======   =====   =====

(A) The term "earnings" is defined as pre-tax income from continuing operations before income or loss from equity investees plus distributed income from equity investees. Add to pre-tax income the amount of fixed charges adjusted to exclude the amount of any interest capitalized during the period.

(B) Fixed Charges represent (a) interest, whether expensed or capitalized, (b) amortization of debt discount, premium and expense (c) an estimate of interest implicit in rentals.

(C) The ratio of earnings to fixed charges for the year ended December 31, 2002, were (0.64), as noted above, which represents a deficiency of $379 million.